EXHIBIT 10.34

October 9, 1997

Mr. Wayne Snyder, President
Alliance Farms Cooperative Association
3315 North Oak Trafficway
Department 189
Kansas City, MO 64116

Dear Wayne:

CoBank is pleased to submit the commitment to provide Alliance Farms Cooperative Association the credit facilities outlined on the enclosed CoBank Term Sheet. The term funds will be provided based on the corresponding equity investment actually raised.

The credit facility is without recourse to the owners/investors. The commitments or proceeds are not assignable by Alliance Farms Cooperative Association, nor shall any third party have any interest therein. If these commitments are accepted, Alliance Farms Cooperative Association acknowledges that CoBank will need to complete its due diligence with respect to environmental analysis, construction contracts, and other issues.

CoBank's commitments are subject to the negotiation, execution, and delivery of loan and loan-related documentation satisfactory to CoBank and its counsel in all material respects. The commitment to provide the credit facilities provided in this offering letter shall expire December 31, 1997. To accept, Alliance Farms Cooperative Association should sign the enclosed copy of this commitment letter and return it to CoBank.

We would welcome the opportunity to further review the details of our commitment and respond to any additional questions you might have.

Sincerely,

CoBank, ACB

By:  Casey Garten
Title:    Vice President

The terms and conditions of the foregoing commitments are hereby agreed to and accepted this ____ day of _______, 1997.

Alliance Farms Cooperative Association

By:  _____________________
Title:    _____________________





                               COBANK TERM SHEET
                                      FOR
                     ALLIANCE FARMS COOPERATIVE ASSOCIATION
                                     DATED
                                OCTOBER 9, 1997


Purpose: To finance the debt portion of the construction of six 2,450-sow farrow to nursery pig units, related support facilities and initial breeding stock associated with each unit.

               To restate and modify the terms and conditions of the existing loan agreements, including commitments for financing the debt portion of three 2,450-sow farrow to feeder pig units, related support facilities, initial breeding stock and capitalized start up costs associated with each unit.

Amount:   1.   $27,595,000.00 Non-revolving Term Loan to include existing commitments of $8,300,000 (Loan No. T-2300), $10,550,000 (Loan
               No. E039T01) and to refinance existing balances under T-2300 and E039T01 of $11,215,000 ("Term Loan").

          2. $7,660,000.00 Revolving Term Loan, to include existing commitment of $4,750,000 (Loan No. E039T02) and to refinance existing balance under E039T02 of $2,317,000.00 ("Revolving Loan").

          3.   $21,120,000.00 Construction Loan ("Construction Loan").

Availability:  The Term Loan commitment, Revolving Loan commitment, and
               Construction Loan commitment will expire on August 30, 2000. The Commitments will become available in the following amounts:

               _ With each $1,360,000 of new equity, the following commitments for the construction of feeder pig units will become available:

                    A $2,720,000 Construction Loan commitment.
                    A $2,110,000 Term Loan commitment.
                    A $610,000 Revolving Loan commitment.

                    Upon completion of construction of each feeder pig unit and meeting all required conditions, but in no event more than 16 months after the initial draw on the Construction Loan for such feeder pig unit, the Construction Loan balance for such feeder pig unit will be repaid with proceeds from the Term Loan and the Revolving Loan. The maximum advance on the Term Loan for each feeder pig unit will be the lesser of $2,110,000 or 62.5 percent of the total cost of the real estate, facilities, and breeding stock of each unit. The maximum advance on the Revolving Loan for each feeder pig unit will be the lesser of $610,000 or 18 percent of the total cost of the real estate, facilities, and breeding stock of each unit.

               _ With each $1,080,000 of new equity, the following commitments for the construction of nursery pig units will become available:

               A $2,160,000 Construction Loan commitment.
               A $1,675,000 Term Loan commitment.
               A $485,000 Revolving Loan commitment.

                    Upon completion of construction of each nursery pig unit and meeting all required conditions, but in no event more than 16 months after the initial draw on the Construction Loan for such nursery pig unit, the Construction Loan balance for such nursery pig unit will be repaid with proceeds from the Term Loan and the Revolving Loan. The maximum advance on the Term Loan for each nursery pig unit will be the lesser of $1,675,000 or 62.5 percent of the total cost of the real estate, facilities, and stock of each unit. The maximum advance on the Revolving Loan for each nursery pig unit will be the lesser of $485,000 or 18 percent of the total cost of the real estate, facilities, and breeding stock of each unit.

Repayment:     The existing term loans to be re-amortized effective August 31,
               1998.  The principal amortization per month will be as follows:
               Loan T-2300:


               Through August 1998 $72,500/month
               After August 1998        $85,600/month

               Loan E039T01 (each tranche):


               Through August 1998 $18,700/month
               After August 1998        $21,800/month
                                   The Construction Loan will be repaid from
                    advances on the Term Loan and Revolving Loan.

                    Each tranche of the additional term loan to be repaid in monthly interest payments with 97 monthly principal payments to begin 18 months after the initial advance on each new Construction Loan commitment. The principal amortization per month will be as follows:

                    Feeder Pig Units:   $21,800/month

                    Weaned Pig Units:   $17,300/month


               Loan E039T02:


                         The Revolving Loan will be repaid on August 30, 2010.
                    The commitment of the Revolving Loan will decrease in 40 equal amounts at the end of each of the borrower's fiscal quarters based on the amount of available commitment at August 30, 2000.

Prepayment:         The variable rate balances may be prepaid without a
          surcharge. The fixed rate balances will be subject to a surcharge designed to cover CoBank's funding losses plus one-half percent.

Interest Rates:          The Construction Loan will have a variable rate of
                    CoBank's National Variable Rate (NVR) plus 2.25 percent.

               The Term Loan will have a variable rate of NVR plus 1.25 percent until the rate on each advance is fixed as follows:

               _ The interest rate on the outstanding balance of the existing term loan must be fixed to loan maturity by December 31, 1997 using a quoted rate from CoBank or by a synthetic fix of the rate acceptable to CoBank.

               _ The interest rate on new advances under the term loan must be fixed within 90 days following the advance on the term loan using a quoted rate from CoBank or by a synthetic fix of the rate acceptable to CoBank.

               The Revolving Loan will have a variable rate of NVR plus 1.25 percent and the option to fix rates on all or part of the outstanding balance for periods of time of 30 days or more up to the maturity date of the loan using quoted rates from CoBank.

Fees: The Construction Loan will have an annual commitment fee, payable in advance on August 31 of each year beginning August 31, 1997, and in the amount of one-half of one percent of the total commitment in year one and one-fourth of one percent of the remaining unadvanced commitment in subsequent years.

               The Construction Loan will have a one percent origination fee for each unit financed. A processing fee will be payable at the time of each advance under the Construction Loan (including the initial advance).

               The Revolving Loan will have an annual commitment fee, payable in advance on August 31 of each year beginning August 31, 1997, and in the amount of one-half of one percent of the total commitment.

Financial      Alliance Farms shall be subject to the following:
Covenants:          1.   Alliance shall maintain, at each reporting period, a
                    minimum equity ratio as defined below and according to the following schedule:

                    During fiscal year 1998       25%

               At FYE98 and thereafter       35%

                         Shareholder Equity + Equity Note Payable to Farmland

                         Total Assets

            2.    Alliance shall maintain, at each reporting period beginning
                    December 31, 1997, a 24-month minimum coverage ratio of 1.0 times as defined below.

                         Net Income + Depreciation & Amortization

                              Current Portion of Long Term Debt

                        Net Income and Depreciation & Amortization to be
               annualized based on most recent 24-month period. Net Income cannot include any pig production margins.

Other             The other covenants will include but not be limited to:
Covenants:
               _ Alliance Farms will be allowed to eliminate the pig production margin effective September 1, 1998.

               _ Alliance Farms will place all qualifying feeder and weaned pigs with its members at a minimum of the formula price set forth in the Feeder Pig Purchase Agreement and the Weaned Pig Purchase Agreement.

               _ An appraisal of at least one unit of each type (feeder pig and weaned pig) will be required to be completed at the expense of Alliance Farms.

               _ Ongoing independent monthly construction progress inspections will be required at the expense of Alliance Farms.

               _ Proof of equity investment and Feeder Pig or Weaned Pig Purchase Agreements which are acceptable to CoBank will be required prior to advances.

               _ Invoices will be required prior to advances, with net equity proceeds expended prior to bank advances.

               _ Monthly financial statements, annual audits, and an annual business plan are required.

               _ Insurance coverage will be carried on the animal inventories in amounts acceptable to CoBank and consistent with the industry.

               _ Annual animal inventory inspections will be required at the expense of Alliance Farms.

Collateral: The debt will be secured with a first perfected lien and security interest in (i) the real and personal property currently owned or hereafter acquired by Alliance Farms (including without limitation easements/permits relative to the operation of the feeder pig and nursery pig units, and any improvements built upon, integrated with or affixed to Alliance Farms' real and personal property). The foregoing security shall include without limitation assignments of the following agreements and consents from the counterparties thereto, in form and substance satisfactory to CoBank: the Feeder Pig Purchase Agreements; the Weaned Pig Purchase Agreements; the Feed Purchase Agreement between Alliance Farms and Yuma Farmers Milling and Mercantile Cooperative Company; the Swine Production Services Agreement and the Excess Feeder Pig Purchase Agreement, each between Alliance Farms and Farmland Industries, Inc.

Capitalization:   The portion of the loans not sold will be subject to CoBank's capitalization plan and will qualify for patronage distribution.